Tidal ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 21, 2024, relating to the financial statements and financial highlights of American Customer Satisfaction ETF, a series of Tidal ETF Trust, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD

COHEN & COMPANY, LTD.

Miwaukee, Wisconsin

January 24, 2025